Filed Pursuant to Rule 424(b)(3)
Registration No. 333-107996

PROSPECTUS SUPPLEMENT NO. 14
(To Prospectus Dated April 20, 2004)

$300,000,000
3 1/4% Convertible Senior Notes Due 2033
and
Common Stock Issuable Upon Conversion of the Notes

     This document supplements our prospectus dated April 20, 2004, as supplemented to date (the “prospectus”), relating to $300,000,000 aggregate principal amount of our 3 1/4% Convertible Senior Notes Due 2033 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement. The information in this prospectus supplement replaces and supersedes the information set forth under the heading “Selling Security Holders” in the prospectus.

     Our common stock is traded on the New York Stock Exchange under the symbol “PDE.” On March 1, 2005, the last reported sale price of our common stock was $23.96 per share.

     Investing in the notes and the common stock issuable upon their conversion involves risks. See “Risk Factors” beginning on page 5 of the accompanying prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 2, 2005.

SELLING SECURITY HOLDERS

     We originally issued $250 million aggregate principal amount of the notes on April 22, 2003 and an additional $50 million aggregate principal amount of the notes on May 9, 2003 to Morgan Stanley & Co. Incorporated, as initial purchaser, in transactions exempt from registration under Section 4(2) of the Securities Act of 1933. In accordance with the purchase agreement between us and Morgan Stanley, Morgan Stanley resold the notes to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act. The notes and the common stock issuable upon conversion of the notes that may be offered under this prospectus supplement and the accompanying prospectus will be offered by the selling securityholders, which includes their transferees, pledgees, donees and successors. Only those notes and shares of common stock issuable upon conversion of the notes listed below may be offered for resale by the selling holders pursuant to this prospectus supplement and the accompanying prospectus.

     The following table sets forth recent information about the principal amount of notes beneficially owned by each selling securityholder and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time pursuant to this prospectus supplement and the accompanying prospectus.

     The number of shares of common stock shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 38.9045 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of Notes—Conversion of Notes” in the accompanying prospectus. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

	Principal		Number of
	Amount of Notes		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned That May	Notes	That	Common Stock
Name	Be Sold	Outstanding	May Be Sold	Outstanding (1)
1976 Distribution Trust FBO A.R. Lauder / Zinterhofer	8,000	*	311	*
2000 Revocable Trust FBO A.R. Lauder / Zinterhofer	8,000	*	311	*
Advent Convertible Master (Cayman) L.P.	7,129,000	2.4%	277,350	*
Alcon Laboratories	497,000	*	19,335	*
Alexian Brothers Medical Center	170,000	*	6,613	*
Allentown City Firefighters Pension Plan	11,000	*	427	*
Allentown City Officers & Employees Pension Fund	12,000	*	466	*
Allentown City Police Pension Plan	19,000	*	739	*
Aloha Airlines Non-Pilots Pension Trust	100,000	*	3,890	*
Aloha Pilots Retirement Trust	50,000	*	1,945	*
Alpha US Sub Fund 4 LLC	269,000	*	10,465	*
Allstate Insurance Company	1,500,000	*	58,356	*
Arapahoe County Colorado	62,000	*	2,412	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	5,336,000	1.8	207,594	*
Argent Classic Convertible Arbitrage Fund II, L.P.	210,000	*	8,169	*
Argent Classic Convertible Arbitrage Fund L.P.	900,000	*	35,014	*
Argent LowLev Convertible Arbitrage Fund II, LLC	350,000	*	13,616	*

	Principal		Number of
	Amount of Notes		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned That May	Notes	That	Common Stock
Name	Be Sold	Outstanding	May Be Sold	Outstanding (1)
Argent LowLev Convertible Arbitrage Fund LLC	2,222,000	*	86,445	*
Argent LowLev Convertible Arbitrage Fund Ltd.	21,600,000	7.2	840,337	*
Arlington County Employees Retirement System	860,000	*	33,457	*
Arpeggio Fund	18,500,000	6.2	719,733	*
Asante Health Systems	127,000	*	4,940	*
Avenue International, Ltd.	1,474,000	*	57,345	*
Avenue Investments, LP	693,000	*	26,960	*
Avenue Special Situations Fund III, LP	2,333,000	*	90,764	*
Bank Austria Cayman Islands, Ltd.	2,500,000	*	97,261	*
Black Diamond Convertible Offshore LDC	1,831,000	*	71,234	*
Black Diamond Offshore Ltd.	1,145,000	*	44,545	*
Boilermakers Blacksmith Pension Trust	2,200,000	*	85,589	*
British Virgin Islands Social Security Board	113,000	*	4,396	*
Bruce, Elizabeth D.	50,000	*	1,945	*
C & H Sugar Company Inc.	125,000	*	4,863	*
Castle Convertible Fund, Inc.	550,000	*	21,397	*
Citigroup Global Markets Inc.	6,590,000	2.2	256,380	*
City and County of San Francisco Retirement System	1,900,000	*	73,918	*
City of New Orleans	260,000	*	10,115	*
City University of New York	194,000	*	7,547	*
Class C Trading Company, Ltd.	1,070,000	*	41,627	*
CNH CA Master Account, L.P.	1,000,000	*	38,904	*
Coda Capital Management, LLC	970,000	*	37,737	*
Coda-KHPE Convertible Portfolio	400,000	*	15,561	*
Coda-LW Paxson Convertible Bond Portfolio	100,000	*	3,890	*
Convertible Securities Fund	80,000	*	3,112	*
Credit Suisse First Boston Europe Limited	36,500,000	12.2	1,420,014	1.0%
CSV Limited	2,200,000	*	85,589	*
Custom Investments PCC, Ltd.	270,000	*	10,504	*
Delaware Public Employees Retirement System	1,542,000	*	59,990	*
Delta Airlines Master Trust	575,000	*	22,370	*
Deutsche Bank Securities Inc.	2,065,000	*	80,337	*
Double Black Diamond Offshore LDC	5,831,000	1.9	226,852	*
Duke Endowment	475,000	*	18,479	*
Excelsior Master Fund L.P.	1,950,000	*	75,863	*
Gartmore Convertible Bond Fund	450,000	*	17,507	*
Gasner Investors Holdings Ltd.	1,500,000	*	58,356	*

	Principal		Number of
	Amount of Notes		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned That May	Notes	That	Common Stock
Name	Be Sold	Outstanding	May Be Sold	Outstanding (1)
GLG Global Convertible Fund	4,650,000	1.6	180,905	*
GLG Global Convertible UCITS Fund	2,800,000	*	108,932	*
GLG Market Neutral Fund	4,450,000	1.5	173,125	*
Goldman Sachs & Co.	1,500,000	*	58,356	*
Grady Hospital Foundation	172,000	*	6,691	*
Guggenheim Portfolio Co. XV, LLC	800,000	*	31,123	*
Hawaiian Airlines Employees Pension Plan-IAM	35,000	*	1,361	*
Hawaiian Airlines Pension Plan for Salaried Employees	5,000	*	194	*
Hawaiian Airlines Pilots Retirement Plan	90,000	*	3,501	*
HFR Arbitrage Fund	388,000	*	15,094	*
HFR CA Global Select Master Trust Account	800,000	*	31,123	*
HFR CA Select Fund	1,000,000	*	38,904	*
Highbridge International LLC	13,500,000	4.5	525,210	*
Hillbloom Foundation	40,000	*	1,556	*
Independence Blue Cross	608,000	*	23,653	*
ING Convertible Fund	1,985,000	*	77,225	*
ING VP Convertible Portfolio	15,000	*	583	*
James Mellor Trust	50,000	*	1,945	*
Lyxor	719,000	*	27,972	*
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	2,120,000	*	82,477	*
Man Convertible Bond Master Fund, Ltd.	5,284,000	1.8	205,571	*
Marathon Global Convertible Master Fund, Ltd.	9,500,000	3.2	369,592	*
Merrill Lynch Insurance Group	411,000	*	15,989	*
MFS Total Return Fund A Series of Series Trust V	3,000,000	1.0	116,713	*
Morgan Stanley & Co. Incorporated	216,000	*	8,403	*
Municipal Employees	308,000	*	11,982	*
Nations Convertible Securities Fund	13,900,000	4.6	540,772	*
New Orleans Firefighters Pension / Relief Fund	125,000	*	4,863	*
NMIC Gartmore/Coda Convertible Portfolio	2,300,000	*	89,480	*
Nomura Securities International, Inc.	26,000,000	8.7	1,011,517	*
The Northwestern Mutual Life Insurance Company	14,000,000	4.7	544,663	*
Occidental Petroleum Corporation	347,000	*	13,499	*
Ohio Bureau of Workers Compensation	140,000	*	5,446	*
Oppenheimer Convertible Securities Fund	5,000,000	1.7	194,522	*
Pioneer High Yield Fund	20,250,000	6.8	787,816	*

	Principal		Number of
	Amount of Notes		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned That May	Notes	That	Common Stock
Name	Be Sold	Outstanding	May Be Sold	Outstanding (1)
Pioneer U.S. High Yield Corp. Bond Sub Fund	2,500,000	*	97,261	*
Plexus Fund Limited	17,500,000	5.8	680,828	*
Policeman and Firemen Retirement System of the City of Detroit	439,000	*	17,079	*
Pro-mutual	1,143,000	*	44,467	*
Ramius Master Fund, Ltd.	5,050,000	1.7	196,467	*
Ramius Partners II, LP	200,000	*	7,780	*
Rhapsody Fund L.P.	17,600,000	5.9	684,719	*
RCG Halifax Master Fund, Ltd.	855,000	*	33,263	*
RCG Latitude Master Fund, Ltd.	5,050,000	1.7	196,467	*
RCG Multi Strategy Master Fund, Ltd.	400,000	*	15,561	*
Richard Mueller	70,000	*	2,723	*
Royal Bank of Canada	5,300,000	1.8	206,193	*
S.A.C. Arbitrage Fund, LLC	3,000,000	1.0	116,713	*
San Diego County Employee Retirement Association	3,200,000	1.1	124,494	*
Silver Convertible Arbitrage Fund, LDC	1,020,000	*	39,682	*
SG Americas Securities, LLC	350,000	*	13,616	*
St. Thomas Trading, Ltd.	9,716,000	3.2	377,996	*
State of Maryland Retirement Agency	4,118,000	1.4	160,208	*
State of Oregon/SAIF Corporation	2,770,000	*	107,765	*
Tag Associates	60,000	*	2,334	*
TCW Group Inc.	7,175,000	2.4	279,139	*
The Grable Foundation	107,000	*	4,162	*
Trustmark Insurance	284,000	*	11,048	*
US Bank FBO Benedictine Health Systems	165,000	*	6,419	*
Van Eck WW Absolute Return Fund	90,000	*	3,501	*
Wachovia Capital Markets LLC	5,153,000	1.7	200,474	*
Wachovia Securities International Ltd.	5,500,000	1.8	213,974	*
Worldwide Transactions Ltd.	193,000	*	7,508	*
Xavex Convertible Arbitrage #5	500,000	*	19,452	*
Xavex Convertible Arbitrage 2 Fund	660,000	*	25,676	*
Xavex Convertible Arbitrage 10 Fund	380,000	*	14,783	*
Zazove Convertible Arbitrage Fund, L.P.	6,400,000	2.1	248,988	*
Zazove Hedged Convertible Fund, L.P.	5,000,000	1.7	194,522	*
Zazove Income Fund, L.P.	2,350,000	*	91,425	*
Zurich Institutional Benchmarks Master Fund Ltd.	2,100,000	*	81,699	*

*	Less than 1%

(1)	Calculated using 136,257,951 shares of common stock outstanding as of October 31, 2004. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the applicable holder’s notes, but we did not assume conversion of any other holder’s notes.

     The preceding table has been prepared based upon the information furnished to us by the selling securityholders. Information concerning the selling securityholders may change from time to time and, if necessary, we will further supplement the prospectus accordingly.

     The selling securityholders identified above may offer and sell, transfer or otherwise dispose of, from time to time, some or all of their notes. No offer or sale, transfer or other disposition under this prospectus supplement and the accompanying prospectus may be made by a holder of the notes unless that holder is listed in the table above or until that holder has notified us and a supplement to the prospectus has been filed or an amendment to the related registration statement has become effective. A selling securityholder may, however, offer and sell, transfer or otherwise dispose of some or all of its notes in transactions exempt from the registration requirements of the Securities Act of 1933 without notifying us. As a result, the same restricted notes may be included in the table above as being held by more than one holder, and the total amount of the notes listed in the column titled “Principal Amount of Notes Beneficially Owned That May Be Sold” may represent an amount of notes in excess of the $300,000,000 we issued. However, the total principal amount at maturity of notes that may be sold hereunder will not exceed the $300,000,000 we issued. In addition, we cannot give an estimate as to the amount of the notes that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their notes pursuant to the offering contemplated by the prospectus or otherwise in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution” in the accompanying prospectus.

     To our knowledge, except as described below, none of the selling holders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates. Morgan Stanley & Co. acted as the initial purchase in connection our issuance of the notes, and it and its affiliates have performed other financial advisory, commercial banking and investment banking services for us from time to time during the past three years. An affiliate of Deutsche Bank Securities Inc. acted as the initial purchaser in connection with our issuance in March 2002 of $300 million aggregate principal amount of 2 1/2% Convertible Senior Notes Due 2007 and acts as an adviser to us from time to time with respect to other matters. Citigroup Global Markets Inc. was the dealer manager with respect to our offer to purchase our 9 3/8% Senior Notes due 2007 and 10% Senior Notes due 2009. Goldman Sachs & Co. acts as an adviser to us from time to time with respect to certain matters. In addition, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. acted as initial purchasers in connection with our private offering of $500 million aggregate principal amount of 7 3/8% Senior Notes due 2014.